Exhibit 99.1

Adial Pharmaceuticals Signs an Exclusive AD04 Collaboration Framework with Molteni Farmaceutici for Europe which
Anticipates Nearly $60 Million in Potential Royalties and Milestones upon execution of a Definitive Agreement

The Collaboration Framework marks Adial’s first step towards commercial partnership and establishing an exclusive European pathway as AD04 advances toward pivotal Phase 3 development

GLEN ALLEN, Va., March 3, 2026 — Adial Pharmaceuticals, Inc. (NASDAQ: ADIL) (“Adial” or the “Company”), a clinical-stage biopharmaceutical company focused on the development of treatments for addiction and related disorders, today announced it has entered into a collaboration framework agreement with Molteni Farmaceutici (“Molteni”) for a proposed exclusive partnership covering the commercialization of AD04 in Europe.

The collaboration framework, which is subject to execution of a final definitive agreement, sets forth the strategic and financial parameters of the planned partnership, covering clinical, regulatory, manufacturing, and commercial terms. Under the framework, Molteni has been granted a period of exclusivity to evaluate the feasibility of the project, conduct planning, due diligence, and a comprehensive assessment of the requirements for the successful commercial launch of AD04 across Europe.

The definitive agreement is expected to include an upfront payment, milestone payments tied to development and commercial progress, and tiered royalties (ranging from high single digits to low double digits) on European AD04 net sales, payable to Adial. The total potential aggregate value from royalties and milestones over time is estimated at nearly $60 million, assuming AD04 progresses through clinical development and is successfully introduced in the European market

This collaboration framework represents Adial’s first step toward establishing a European commercial pathway for AD04.

Molteni, established in 1892 and headquartered in Florence, Italy, is a long-established specialty pharmaceutical company with a strong presence in pain management and Substance Use Disorder (SUD) treatment. Molteni maintains integrated in-house manufacturing, research and development (R&D), regulatory, supply chain, and commercial capabilities, along with extensive distribution coverage across Europe and globally.

Cary Claiborne, President and Chief Executive Officer of Adial, commented, “This agreement represents a significant milestone for Adial and would be our first commercial partnership. Molteni brings deep expertise in SUD treatment and a well-established European infrastructure spanning regulatory, manufacturing, and commercialization. Molteni’s longstanding focus in SUD treatment and integrated European platform make them an ideal partner as we advance AD04 toward commercialization. We believe this collaboration framework validates the commercial potential of AD04 and supports our strategy to advance AD04 in both Europe and the United States.”

This partnership follows a multi-year effort to restructure, refine and optimize the AD04 clinical development program, informed by prior clinical insights. Since that time, the Company has implemented several key advancements designed to position AD04 for commercialization:

●	Precision, Genotype-Driven Development: A rigorous re-analysis of clinical data identified that efficacy is largely driven by a single nucleotide polymorphism (SNP). By enrolling only patients with the responsive genotype, Adial has enabled the design of a more focused, cost-efficient clinical program with a significantly de-risked profile and a high probability of success.

●	Integrated U.S. and European Regulatory Strategy: Post-hoc analysis and clinical modeling utilizing a more rigorous U.S. regulatory endpoint increases the probability of achieving the established European Medicines Agency (EMA) clinical endpoint for Alcohol Use Disorder (AUD). This refined strategy supports an integrated clinical program designed for the planned simultaneous development of AD04 for the United States, European Union, and United Kingdom markets.

●	Manufacturing and Supply Chain Readiness: The Company has secured agreements with leading U.S. manufacturers, including Thermo Fisher Scientific and Cambrex, to support a secure supply chain for the production of AD04 for clinical trials and potential post-approval commercialization.

●	Intellectual Property Fortification: Adial filed a new patent covering its recent clinical analysis findings. If granted, this patent would extend the Loss of Exclusivity (LOE) date by an additional 14 years, from 2031 to 2045, providing over a decade of potential commercial exclusivity post-launch.

●	Simplified Genetic Screening: The prior blood draw process for genetic screening has been replaced with a modern, fast, and cost-effective cheek swab test. This improvement reduces procedural complexity and the burden on physicians and patients, supporting scalable adoption in clinical practice.

Gianluca Corbinelli, CEO of Molteni, added, “This collaboration aligns with Molteni’s strategic focus in Substance Use Disorder treatment, and we believe AD04 represents a compelling opportunity in a large area of unmet need. We are excited to enter into this exclusive framework agreement with Adial and begin building the foundation for a potential European commercialization partnership. We believe our integrated capabilities across development, manufacturing, regulatory, and commercialization position us well to support the goal of bringing this genetically targeted therapeutic option to patients in need.”

Adial is also actively engaging with potential commercial partners in the United States as it prepares to initiate its pivotal Phase 3 program in the near term.

About Adial Pharmaceuticals, Inc.

Adial Pharmaceuticals is a clinical-stage biopharmaceutical company focused on the development of treatments for addictions and related disorders. The Company’s lead investigational new drug product, AD04, is a genetically targeted, serotonin-3 receptor antagonist, therapeutic agent for the treatment of Alcohol Use Disorder (AUD) in heavy drinking patients. Adial is currently planning to conduct a new Phase 3 clinical trial program for the treatment of AUD in subjects with certain target genotypes identified using the Company’s proprietary diagnostic genetic test. ONWARD showed promising results in reducing drinking in heavy drinking patients, with no overt safety or tolerability concerns. AD04 is also believed to have the potential to treat other addictive disorders such as Opioid Use Disorder, gambling, and obesity. Additional information is available at www.adial.com.

Forward-Looking Statements

This communication contains certain “forward-looking statements” within the meaning of the U.S. federal securities laws. Such statements are based upon various facts and derived utilizing numerous important assumptions and are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing. The forward-looking statements include statements regarding establishing an European commercial pathway for AD04, executing a final definitive agreement regarding the partnership, the definitive agreement including an upfront payment, milestone payments tied to development and commercial progress, and tiered royalties on European AD04 net sales, payable to Adial, the total potential aggregate value from milestones and royalties over time being estimated at nearly $60 million, AD04 progressing through clinical development and being successfully introduced in the European market, Molteni’s longstanding focus in SUD treatment and integrated European platform making them an ideal partner as the Company advances AD04 toward commercialization, the collaboration framework validating the commercial potential of AD04 and supporting the Company’s strategy to advance AD04 in both Europe and the United States, restructuring, refining and optimizing the AD04 clinical development program, positioning AD04 for commercialization, designing a more focused, cost-efficient clinical program with a significantly de-risked profile and a high probability of success, post-hoc analysis and clinical modeling utilizing a more rigorous U.S. regulatory endpoint increasing the probability of achieving the established EMA clinical endpoint for AUD, the strategy supporting an integrated clinical program designed for the planned simultaneous development of AD04 for the United States, European Union, and United Kingdom markets, agreements with leading U.S. manufacturers supporting a secure supply chain for the production of AD04 for clinical trials and potential post-approval commercialization, the new patent, if granted, extending the LOE by an additional 14 years providing over a decade of potential commercial exclusivity post-launch, the cheek swab test supporting scalable adoption in clinical practice, Molteni’s integrated capabilities across development, manufacturing, regulatory, and commercialization positioning it well to support the goal of bringing Adial’s genetically targeted therapeutic option to patients in need, initiating the Company’s pivotal Phase 3 program in the near term and the potential of AD04 to treat other addictive disorders such as Opioid Use Disorder, gambling, and obesity. Any forward-looking statements included herein reflect our current views, and they involve certain risks and uncertainties, including, among others, our ability to pursue our regulatory strategy, our ability to advance ongoing partnering discussions, including our ability to finalize and enter into a definitive agreement regarding the planned partnership with Molteni, our ability to obtain regulatory approvals for commercialization of product candidates or to comply with ongoing regulatory requirements, our ability to develop strategic partnership opportunities and maintain collaborations, our ability to obtain or maintain the capital or grants necessary to fund our research and development activities, our ability to complete clinical trials on time and achieve desired results and benefits as expected, regulatory limitations relating to our ability to promote or commercialize our product candidates for specific indications, acceptance of our product candidates in the marketplace and the successful development, marketing or sale of our products, our ability to maintain our license agreements, the continued maintenance and growth of our patent estate and our ability to retain our key employees or maintain our Nasdaq listing as well as the Parties’ ability to enter into a definitive agreement. These risks should not be construed as exhaustive and should be read together with the other cautionary statement included in our Annual Report on Form 10-K for the year ended December 31, 2024, subsequent Quarterly Reports on Form 10-Q and current reports on Form 8-K filed with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it was initially made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

Contact:

Crescendo Communications, LLC

David Waldman / Alexandra Schilt

Tel: 212-671-1020

Email: adil@crescendo-ir.com

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